Exhibit 17.3


                                  Dwight Lewis
        Cassada Gardens, P.O. Box W-386, St. John's, Antigua, West Indies
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Net-Force Systems Inc.
Suite #10-Epicurean, Woods Centre
P.O. Box W-645
St. John's,
Antigua


Attention Net-Force Systems Inc. Board of Directors,

I hereby tender my resignation of Director of Netforce Systems Inc. effective as at the date indicated below.



Regards,


Signed at St. John's, Antigua, on the 24th day of September, 2003;






/s/ Dwight Lewis
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Dwight Lewis                                   Witness